EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), entered into this 10th day of February, 2006, is by and between Hooper Holmes, Inc., a New York corporation having its principal place of business at 170 Mt. Airy Road, Basking Ridge, NJ 07920 (“HHI”) and Fred Lash, an individual residing at 14 Mirador Court, Denville, New Jersey 07834 (“Lash”).

WHEREAS, Lash was employed by HHI as its Chief Financial Officer prior to resigning effective September 15, 2005; and

WHEREAS, HHI and Lash desire to enter into a relationship, whereby Lash will perform certain consulting services for HHI;

NOW, THEREFORE, HHI and Lash agree as follows:

1. Consulting Services. Lash will act as a consultant to HHI, performing services at the request of HHI’s Acting Chief Financial Officer in connection with HHI’s year-end reporting and related analysis (“Consulting Services”) .

2. Term. The term of this Agreement shall commence on February 10, 2006 and end on or about March 31, 2006.

3. Fee. HHI shall pay Lash a consulting fee of One Hundred Fifty Dollars ($150.00) per hour. Lash shall submit a monthly invoice to HHI by way of Joseph Marone, Acting Chief Financial Officer, setting forth with sufficient specificity the hours worked and the Consulting Services performed during the preceding month.

4. Expenses. In addition to the fee set forth above, HHI shall reimburse Lash for the reasonable and necessary expenses incurred by him in performing the Consulting Services. Lash shall submit with his invoice a statement setting forth with specificity the nature of the expenses and attaching copies of receipts supporting the expenditures. HHI shall make the final determination as to the reasonableness and necessity of all expenses billed to it by Lash.

5. Termination. Either party may terminate this Agreement at any time during the Term, upon written notice given to the other party. In the event that either HHI or Lash terminates this Agreement during its term, HHI will pay Lash’s Fees and reimburse Lash for expenses incurred, through the date of Termination.

6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, HHI and Lash have executed this Agreement as of the date set forth above.

Hooper Holmes, Inc.

By:	/s/ Joseph A. Marone
Joseph A. Marone
Vice President, Acting Chief Financial Officer

/s/ Fred Lash
Fred Lash

2